Exhibit 10.13

FIRST AMENDMENT TO LEASE
AND CONSENT TO ASSIGNMENT

I.	PARTIES AND DATE.

This First Amendment to Lease (the “Amendment”) dated January 27, 2016, is by and between DISCOVERY BUSINESS CENTER LLC, a Delaware limited liability company, as successor-in-interest to The Irvine Company LLC, a Delaware limited liability company (“Landlord”), and GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company (“Tenant”), as successor-in-interest to Ghost Media Group, LLC, a Nevada limited liability company (“Original Tenant”).

II.	RECITALS.

On November 11, 2013, Landlord and Original Tenant entered into a lease (“Lease”) for space in a building located at 41 Discovery, Irvine, California (“Discovery Premises” and “Discovery Building”).

On or prior to the date of this Amendment, Original Tenant has assigned all of its right, title and interest under the Lease to Tenant. In connection with such assignment, Tenant desires to assume all of the obligations of Original Tenant under this Lease, and Landlord desires to confirm that such assignment and assumption constitutes a “Permitted Transfer” under the Lease. as more particularly provided in “IV. ASSIGNMENT AND ASSUMPTION” below.

Landlord and Tenant each desire to modify the Lease to add approximately 4,182 rentable square feet of space in a building located at 15420 Laguna Canyon Road, Suite 260, Irvine, California, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “Laguna Canyon Premises”, to adjust the Basic Rent and to make such other modifications as are set forth in “Ill. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.          Premises/Building. Effective as of the “Commencement Date for the Laguna Canyon Premises” (as hereinafter defined), the “Premises” under the Lease shall consist of the Discovery Premises and the Laguna Canyon Premises (and references to Exhibit A to the Lease shall also include Exhibit A attached to this Amendment), and all references to the “Building” in the Lease shall be amended to refer to the two (2) buildings located at 41 Discovery, Irvine. California, and 15420 Laguna Canyon Road, Irvine, California (“Laguna Canyon Building”), either collectively or individually as the context may reasonably require; provided, that, for the avoidance of doubt, Tenant’s obligations under the Lease and this Amendment with respect to the Laguna Canyon Building shall only extend to Suite 260 located in the Laguna Canyon Building and Tenant shall not have any obligations with respect to any of the other office space or areas located in or around the Laguna Canyon Building (unless such areas constitute Common Areas as defined under the Lease, then Tenant’s obligations with respect to such Common Areas shall be a set forth in the Lease).

B.          Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.          Effective as of the Commencement Date for the Laguna Canyon Premises, Item 2 shall be deleted in its entirety and substituted therefore shall be the following:

“2.          Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings:	41 Discovery, Irvine, CA 92618 15420 Laguna Canyon Road, Suite 260, Irvine, CA 92618

Project Description: Discovery Business Center

2.          Item 4 is hereby amended by adding the following:

“Commencement Date for the Laguna Canyon Premises” shall mean the earlier of (a) the date Tenant commences regular business activities in the Premises, or (b) March 1, 2016.”

3.          Item 5 is hereby amended by adding the following:

“5.          Lease Term as to the Laguna Canyon Premises: The Term of this Lease as to the Laguna Canyon Premises shall expire conterminously with the Term of the Lease, that is at midnight on February 28, 2019.”

4.          Item 6 is hereby amended by adding the following:

“Basic Rent for the Laguna Canyon Premises:

Months of Term or Period for the Laguna Canyon Premises	Monthly Rate Per Rentable Square Foot for the Laguna Canyon Premises	Monthly Basic Rent (rounded to the nearest dollar) for the Laguna Canyon Premises
Commencement Date for the Laguna Canyon Premises to January 31. 2017	$2.06	$8,615.00
February 1, 2017 to January 31, 2018	$2.15	$8,991.00
February 1, 2018 to February 28, 2019	$2.25	$9,410.00

5.          Effective as of the Commencement Date for the Laguna Canyon Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8.          Floor Area of Premises: Approximately 49,002 rentable square feet, comprised of the following:

Floor Area of Laguna Canyon Premises: Approximately 4,182 rentable square feet

Floor Area of Discovery Premises: Approximately 44,820 rentable square feet

Floor Area of the Laguna Canyon Building: Approximately 50,562 rentable square feet

Floor Area of the Discovery Building: Approximately 44,820 rentable square feet”

6.          Item 9 is hereby deleted in its entirety and substituted therefore shall be the following:

“9.          Security Deposit $185,350.00”

7.          Effective as of the Commencement Date for the Laguna Canyon Premises, Item 11 shall be deleted in its entirety and substituted therefor shall be the following:

“11. Parking: 216 parking spaces, together with the Additional Parking” in accordance with the provisions set forth in Exhibit F attached to this Lease”

C.          HVAC After Hours. Exhibit C attached to the Lease is hereby amended to provide that for the HVAC unit(s) servicing the Laguna Canyon Premises “after hours” shall mean usage of said unit(s) before 8:00 A.M. or after 6:00 P.M. on Mondays through Fridays, before 9:00 A.M. or after 1:00 P.M. on Saturdays, and all day on Sundays and nationally-recognized holidays, subject to reasonable adjustment of said hours by Landlord.

D.          Right to Extend the Lease. The provisions of Section 1 of Exhibit G attached to the Lease entitled “Right to Extend this Lease” shall remain in full force and effect and exercisable by Tenant in accordance with the terms of the Lease.

E.          Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $10,350.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

F.          Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Grubb Knight Frank (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

G.          Acceptance of the Laguna Canyon Premises. Tenant acknowledges that the lease of the Laguna Canyon Premises pursuant to this Amendment shall be subject to the acknowledgement set forth in Section 2.2 of the Lease and shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever.

H.          Inter-Building Conduit. Tenant shall have the right to install data and/or telecommunications cabling within the existing underground conduit at the Project (the “Conduit”) facilitating Tenant’s between the Discovery Building and the Laguna Canyon Building for the purpose of facilitating Tenant’s data and telecommunications networking, subject to and upon the following conditions: (i) Tenant’s right to use and/or, install cabling within the Conduit shall be subject to the availability, from time to time, of sufficient space therein, (ii) the installation by or for Tenant of any cabling within the Conduit shall be at Tenant’s sole risk and cost, and Landlord shall not be liable for any injury, loss, damage, cost, expense or liability that may occur or result in connection therewith, (iii) Tenant shall utilize a contractor either designated by, or otherwise reasonably acceptable to, Landlord to install any cabling within the Conduit, which contractor shall comply with Landlord’s construction rules for the Project, including without limitation Landlord’s standard insurance requirements, (iv) should Landlord determine in good faith at any time that any cabling installed within the Conduit by or for Tenant interferes with or other poses a risk to the normal functioning of Landlord’s cabling, systems, or other equipment, Landlord may require Tenant to make arrangements satisfactory to Landlord to remove or mitigate such risk or interference or, if Tenant either fails or is unable to make such satisfactory arrangements, to remove its cabling, (v) any cabling installed by Tenant within the Conduit shall be considered an “Alteration” pursuant to Section 7.3 of the Lease, and (vi) upon the expiration or sooner termination of the Lease, Tenant shall remove any cabling installed within the Conduit and all related equipment and facilities, and shall repair any damage caused thereby, all at Tenant’s sole cost and expense.

IV.	ASSIGNMENT AND ASSUMPTION.

Tenant has assumed all of the obligations and liabilities of “Tenant” under the Lease, as amended by this Amendment, as if Tenant were the original signatory of the Lease, and Landlord hereby confirms that the assignment of the Lease, as amended by this Amendment, to Tenant, constitutes a “Permitted Transfer” pursuant to Section 9.1(e) of the Lease and that all of Tenant’s and Original Tenant’s obligations with respect thereto have been satisfied.

V.	GENERAL.

A.          Effect of Amendments. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.          Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.          Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.          Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.          Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.          Certified Access Specialist. As of the dale of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

VI.	EXECUTION.

LANDLORD:		TENANT:

DISCOVERY BUSINESS CENTER LLC, a Delaware limited liability company		GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company

By:	/s/ Steven M. Case	By:	/s/ Doug Francis
Name:	Steven M. Case	Name:	Doug Francis
Title:	EVP Office Properties	Title:	President

By:	/s/ Holly McManus	By:	/s/ Chris Beals
Name:	Holly McManus	Name:	Christopher Beals
Title:	VP, Operations Office Properties	Title:	General Counsel

EXHIBIT A

15420 Laguna Canyon Road
Suite 260